Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

BY AND BETWEEN

SELLER:

SEACHANGE INTERNATIONAL, INC.,

a Delaware corporation

BUYER:

CALARE PROPERTIES, INC.,

a Delaware corporation

Dated as of: November 4, 2019

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

Buyer and Seller hereby enter into this Purchase and Sale Agreement and Escrow Instructions (this “Agreement”) as of the Effective Date. In consideration of the mutual covenants set forth herein, Seller agrees to sell, convey, assign and transfer the Property to Buyer, and Buyer agrees to buy the Property from Seller, on the terms and conditions set forth in this Agreement.

1. DEFINED TERMS. The terms listed below shall have the following meanings throughout this Agreement:

Approvals:	All permits, licenses, franchises, certifications, authorizations, approvals and permits issued by any governmental or quasi-governmental authorities for the ownership, operation, use and occupancy of the Property or any part thereof, excluding applications for development approvals that have been denied.

Business Day:	Any day that is not a Saturday or Sunday or a legal holiday in the state in which the Real Property is located.

Broker:	Jones Lang Lasalle

Buyer:	Calare Properties, Inc., a Delaware corporation

Buyer’s Address:	Calare Properties, Inc.
30 Speen Street
Framingham, MA 01701
Attn: Todd Barclay
Email: tbarclay@calare.com

With copy to:

Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Attn: Gregory S. Sampson, Esq.
Email: gsampson@brownrudnick.com

Closing:	The consummation of the sale and purchase of the Property, as described in Section 8 below.

Closing Date:	The date that is ten (10) days after the expiration of the Contingency Period (the “Scheduled Closing Date”), subject, however, to extension pursuant to Section 8(d).

Contingency Period:	The period commencing on the latter of (i) the Effective Date, or (ii) the Document Delivery Date, and expiring at 5:00 p.m. (Eastern Time) on the date which is fifteen (15) days thereafter (the “Contingency Expiration Date”).

Deposit:	Fifty Thousand Dollars ($50,000) (the “Initial Deposit”) together with any increase to the same if Buyer deposits the additional sum of Fifty Thousand Dollars ($50,000) (“Additional Deposit”) with Escrow Holder pursuant to and subject to the terms of Section 2.

Effective Date:	November 4, 2019

Escrow Holder:	Stewart Title Guaranty Company

Escrow Holder’s Address:	One Washington Mall Suite 1400 Boston, MA 02108 Attn: Andrew C. Turbide andrew.turbide@stewart.com

Exhibits:

Exhibit A — Legal Description of the Land

Exhibit B — Documents

Exhibit C — Form of Tenant Estoppel

Exhibit D — Deed

Exhibit E — Bill of Sale

Exhibit F — Assignment of Leases

Exhibit G — Assignment of Contracts

Exhibit H — FIRPTA Affidavit

Exhibit I — Seller’s Closing Certificate

Exhibit J — Existing Contracts

Exhibit K — Existing Leases

Exhibit L — Disclosures

Exhibit M — Form of Seller License

Existing Contracts:	All written brokerage (other than the brokerage agreement regarding the sale of the Property to Buyer), service, maintenance, operating, repair, supply, purchase, consulting, professional service, advertising and other contracts to which Seller, or its agents, representatives, employees or predecessors-in-interest is a party, relating to the operation or management of the Property (but excluding any leases, insurance contracts and any recorded documents evidencing the Permitted Exceptions).

Improvements:	All buildings and other improvements owned by Seller located on or affixed to the Land, including, without limitation, the existing buildings thereon (the “Building”) and the existing parking lots, together with all mechanical systems (including without limitation, all heating, air conditioning and ventilating systems and overhead doors), electrical equipment, facilities, equipment, conduits, motors, appliances, boiler pressure systems and equipment, air compressors, air lines, gas-fixed unit heaters, baseboard heating systems, water heaters and water coolers, plumbing fixtures, lighting systems (including all fluorescent and mercury vapor fixtures), transformers, switches, furnaces, bus ducts, controls, risers, facilities, installations and sprinkling systems to provide fire protection, security, heat, air conditioning, ventilation, exhaust, electrical power, light, telephone, storm drainage, gas, plumbing, refrigeration, sewer and water thereto, all internet exchange facilities, telecommunications networks and facilities base IP, conduits, fiber optic cables, all cable television fixtures and antenna, elevators, escalators, incinerators, disposals, rest room fixtures and other fixtures, equipment, motors and machinery located in or upon the Building, and other improvements now or hereafter on the Land.

Intangible Property:	All intangible property now or on the Closing Date owned by Seller in connection with the Real Property or the Personal Property including without limitation all of Seller’s right, title and interest in and to all environmental reports, soil reports, utility arrangements (except as expressly set forth herein), warranties, guarantees, indemnities, claims, licenses, applications, permits, governmental approvals, plans, drawings, specifications, surveys, maps, engineering reports and other technical descriptions, books and records, licenses, authorizations, applications, permits and all other Approvals, insurance proceeds and condemnation awards, Seller’s right, title and interest in all Approved Contracts relating to the Real Property or the Personal Property, or any part thereof (but not Seller’s obligations under any Rejected Contracts (as hereinafter defined)), and all other intangible rights used in connection with or relating to the Real Property or the Personal Property or any part thereof.

Land:	That certain approximately 11.19 acres of land located in the City of Acton, Middlesex County, Massachusetts, more particularly described in Exhibit A hereto, together with all rights and interests appurtenant thereto, including, without limitation, any water and mineral rights, development rights, air rights, easements and all rights of Seller in and to any strips and gores, alleys, passages or other rights-of-way.

Leases:	The leases and/or licenses of space in the Property in effect on the date hereof as listed on Exhibit K, together with leases of space in the Property entered into after the date hereof in accordance with the terms of this Agreement, together with all amendments and guaranties thereof. For the avoidance of doubt, the Seller License shall not be construed to be a Lease.

Permitted Exceptions:	All of the following: applicable zoning and building ordinances and land use regulations for which there is no violation, the lien of taxes and assessments not yet delinquent, any exclusions from coverage set forth in the jacket of any Owner’s Policy of Title Insurance, any exceptions caused by Buyer, its agents, representatives or employees, public utility easements of record without encroachment by any of the Improvements, and any matters deemed to constitute Permitted Exceptions under Section 5(d) hereof.

Personal Property:	Any and all personal property owned by Seller (if any) and located on the Real Property.

Property:	The Real Property, the Personal Property, the Approved Contracts (as defined in Section 4), the Leases and the Intangible Property.

Purchase Price:	Six Hundred Thousand Dollars ($600,000)

Real Property:	The Land and the Improvements.

Seller:	SeaChange International, Inc., a Delaware corporation

Seller’s Address:

50 Nagog Park

Acton, Massachusetts

Attn: Chief Financial Officer

Telephone: (978) 889-3023

With a copy to:

SeaChange International, Inc.

50 Nagog Park

Acton, Massachusetts

Attn: Legal Department

Telephone: (978) 889-3166

Seller License:	An agreement between Buyer, as licensor, and Seller, as licensee, the form of which is provided in Exhibit M attached hereto, pursuant to which Seller shall be permitted to remain in possession of the Property post-Closing for a period of time of up to six (6) months, subject to the terms and conditions outlined in Section hereof.

Tenant Inducement Costs:	All third-party payments, costs and expenses required to be paid or provided by Seller, as landlord, pursuant to a Lease which is in the nature of a tenant inducement, including tenant improvement costs, tenant allowances, building lease buyout costs, landlord’s work costs, brokerage commissions, reimbursement of tenant moving expenses and other out-of-pocket costs.

Title Company:	Stewart Title Guaranty Company

2. DEPOSIT AND PAYMENT OF PURCHASE PRICE; INDEPENDENT CONSIDERATION. Within one (1) Business Day of the Effective Date, Buyer shall deposit the Initial Deposit with Escrow Holder, at Escrow Holder’s office, by check or by wire transfer, funds in the amount of the Initial Deposit as a deposit on account of the Purchase Price, Immediately upon Escrow Holder’s receipt of the Initial Deposit (and, if applicable, the Additional Deposit), Escrow Holder shall place the same in an interest-bearing account reasonably acceptable to Buyer and Seller (any subsequent references herein to the Deposit shall be deemed to include any interest accrued thereon).

Within One (1) business day after the expiration of the Contingency Period, provided that the Agreement has not otherwise been terminated by Buyer in accordance with the terms hereof, Buyer shall deposit the Additional Deposit in immediately available funds with Title Company to further secure Buyer’s obligations under this Agreement. Upon payment of the Additional Deposit, the term Deposit shall mean the Initial Deposit and the Additional Deposit.

The Deposit (as and when paid to Escrow Holder) shall be held by Escrow Holder in accordance with this Agreement, and, if applicable, in accordance with Escrow Holder’s standard form of escrow agreement which Buyer and Seller agree to execute in addition to this Agreement.

If the transactions contemplated hereby close as provided herein, the Deposit shall be paid to Seller and shall be credited toward the Purchase Price and Buyer shall pay through escrow to Seller the balance of the Purchase Price net of all prorations and other adjustments provided for in this Agreement. If Buyer, in its sole discretion, elects not to purchase the Property, by delivering notice of its intention not to purchase the Property during the Contingency Period, Buyer shall have the right to direct Escrow Holder to return the Deposit to Buyer, and no consent on the part of Seller shall be required. If this Agreement is otherwise terminated pursuant to the terms hereof or if the transactions do not close, the Deposit shall be returned to Buyer or delivered to Seller as otherwise specified in this Agreement.

3. DELIVERY OF MATERIALS FOR REVIEW. On or before the Effective Date, Seller shall deliver to Buyer at Buyer’s address set forth in Section 1 above, the materials listed on Exhibit B (collectively, the “Documents”) for Buyer’s review, to the extent the same are in Seller’s possession. Without limitation on the foregoing, Seller shall make any other documents, files and information reasonably requested by Buyer concerning the Property and which are in Seller’s possession or control available for Buyer’s inspection at Seller’s general offices or such other location as shall be mutually convenient to the parties.

4. CONTINGENCIES. Buyer’s obligation under this Agreement to purchase the Property and consummate the transactions contemplated hereby is subject to and conditioned upon, among other things, the satisfaction or waiver by Buyer, in its sole and absolute discretion and in the manner hereinafter provided, of each of the contingencies (individually, a “Contingency”, and collectively, the “Contingencies”) set forth in this Section 4 in each case within the Contingency Period.

(a) Property Review. On or before the expiration of the Contingency Period, Seller shall have given Buyer an opportunity to conduct its due diligence review, investigation and analysis of the Property (the “Due Diligence Review”) independently or through agents of Buyer’s own choosing, and Buyer shall have completed and shall be satisfied, in Buyer’s sole and absolute discretion, with Buyer’s Due Diligence Review, which may include, but shall not necessarily be limited to, Buyer’s review, investigation and analysis of; (i) all of the Documents; (ii) the physical condition of the Property including all buildings, structures, and mechanical systems; (iii) the adequacy and availability at reasonable prices of all necessary utilities, including, without limitation, the services necessary to operate the Improvements for Buyer’s intended use of the Property; (iv) the adequacy and suitability of applicable zoning, building codes, permits, certificates of occupancy, current uses of the building and and Approvals; (v) market feasibility studies and a commercial real estate appraisal; and (vi) such tests and inspections of the Property as Buyer may deem necessary or desirable.

(b) Environmental Audit. On or before the expiration of the Contingency Period, Buyer shall have completed to the satisfaction of Buyer, in its sole and absolute discretion, and at its sole cost and expense, an environmental audit and assessment of the Real Property (the “Environmental Audit”), including but not limited to the performance of such tests and inspections as Buyer may deem necessary or desirable, subject to the terms and provisions hereof, in order to determine the presence or absence of any Hazardous Materials (as defined in Section 12(i) hereof).

(c) Tenant Estoppels. On or before the expiration of the Contingency Period, Buyer shall have received an estoppel certificate substantially in the form attached hereto as Exhibit C unless the provisions of any Lease specify the form or content of an estoppel to be delivered by the tenant thereunder, in which event such estoppel certificate shall be in such form and/or contain such content as may be required pursuant to such Lease (the “Tenant Estoppel”), executed by each tenant under each of the Leases with respect to the status of such Lease, rent payments, tenant improvements, lease defaults and other matters relating to such Lease, and disclosing no defaults, disputes or other matters objectionable to Buyer in its sole and absolute discretion.

(d) Board Approval. On or before the expiration of the Contingency Period, Buyer shall have obtained approval for the transaction contemplated by this Agreement from its Board of Directors (“Board Approval”).

The foregoing Due Diligence Review, Environmental Audit, and Board Approval Contingencies are solely for Buyer’s benefit and only Buyer may determine such Contingencies to be satisfied or waived.

If Buyer fails to terminate this Agreement during the Contingency Period, then the Contingencies shall be deemed satisfied or waived and the parties shall, subject to the satisfaction of all other terms and conditions applicable to the respective parties’ obligations hereunder, be obligated to proceed to Closing. During the Contingency Period Buyer may elect not to purchase the Property for any reason or for no reason whatsoever, all in Buyer’s sole and absolute discretion. Upon any such termination, Escrow Holder shall return the Deposit (if any) to Buyer and, except for those provisions of this Agreement which expressly survive the termination of this Agreement, the parties hereto shall have no further obligations hereunder.

With respect to the Existing Contracts only, prior to the expiration of the Contingency Period, Buyer may furnish Seller with a written notice of the contracts and agreements (the “Approved Contracts”) which Buyer has elected to assume at the Closing, All Existing Contracts not included in any such notice shall be excluded from the Property to be conveyed to Buyer, and are herein respectively referred to as the “Rejected Contracts”, and, if Buyer fails to deliver such notice, all Existing Contracts shall be deemed Rejected Contracts. Seller shall at Seller’s sole cost and expense terminate on or before the Closing Date all Rejected Contracts and shall deliver to Buyer evidence reasonably satisfactory to Buyer of Seller’s termination on or prior to Closing of all Rejected Contracts. Notwithstanding anything contained herein to the contrary, Seller agrees to cause any existing property management agreements and any leasing listing agreements to be terminated effective as of the Closing Date and Seller shall be solely responsible for any fees or payments due thereunder.

5. TITLE COMMITMENT; SURVEY; SEARCHES. Buyer’s obligation to purchase the Property and to consummate the transactions contemplated hereby shall also be subject to and conditioned upon Buyer’s having approved the condition of title to the Property and a survey of the Real Property in the manner provided for in this Section 5 on or prior to the dates set forth herein.

(a) Title Commitment. On or before the date which is ten (10) days after the Effective Date, Buyer shall cause the Title Company to deliver a commitment (the “Title Commitment”) for the Title Policy (as defined in Section 6 hereof), issued by the Title Company showing Seller as the owner of good and indefeasible fee simple title to the Real Property, together with legible copies of all documents (“Exception Documents”) referred to in Schedule B of the Title Commitment.

(b) Survey. Seller shall deliver Seller’s existing ALTA/ACSM survey of the Real Property to Buyer, and Seller shall cooperate with Buyer to obtain, at Buyer’s sole cost and expense, an update of Seller’s existing survey from a surveyor licensed in the Commonwealth of Massachusetts, which shall be certified to Buyer, Title Company and Buyer’s lender (if applicable) with a certification in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA and NSPS in 2011 (the “Survey”).

(c) Searches. Buyer may obtain, at its sole cost and expense, current UCC, tax lien and judgment searches with respect to Seller liens, security interests and adverse claims affecting the Seller’s interest in the Real Property and/or the Personal Property (collectively, “Searches”).

(d) Permitted/Unpermitted Exceptions. Buyer shall have the right, up until on or before three (3) days before the end of the Contingency Period, to object in writing (“Buyer’s Exception Notice”) to any title matters that are not Permitted Exceptions which are disclosed in the Title Commitment or Survey (herein collectively called “Liens”). Unless Buyer shall timely object to the Liens, such Liens shall be deemed to constitute additional Permitted Exceptions, Any exceptions which are timely objected to by Buyer shall be herein collectively called the “Title Objections.” If, on or before one (1) Business Day before the end of the Contingency Period, Seller fails to cause or covenant to Buyer in writing to remove or endorse over any Title Objections prior to the Closing in a manner satisfactory to Buyer in its sole and absolute discretion (Seller having no obligation to agree to cure or correct any such Title Objections), Buyer may elect, prior to the expiration of the Contingency Period to either (a) terminate this Agreement by giving written notice to Seller and Escrow Holder, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, or (b) waive such Title Objections, in which event such Title Objections shall be deemed additional “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. Buyer shall have the right to amend Buyer’s Exception Notice (“Buyer’s Amended Exception Notice”) to reasonably object to any title matters that are not Permitted Exceptions which are disclosed in any supplemental reports or updates to the Title Commitment or Survey delivered to Buyer after the end of the Contingency Period (which title matters were not reflected in the Title Commitment or Survey provided to Buyer prior to the end of the Contingency Period) provided that Buyer objects to the same within five (5) days after Buyer’s receipt of the applicable supplemental reports or updates to the Title Commitment or Survey but in no event after Closing. If Seller fails to take the action requested by Buyer in Buyer’s Amended Exception Notice, Buyer may elect prior to Closing to proceed under either clause (a) or (b) of the sentence which precedes the immediately preceding sentence, in either case within two (2) Business Days thereafter, Notwithstanding anything to the contrary contained in this Agreement, any Lien which is a financial encumbrance such as a mortgage, deed of trust, or other debt security, attachment, judgment, lien for delinquent real estate taxes and delinquent assessments, mechanic’s or materialmen’s lien, which is outstanding against the Property, or any part thereof, that is revealed or disclosed by the Title Commitment or any updates thereto and/or the Searches (herein such matters are referred to as “Financial Encumbrances”) shall in no event be deemed a Permitted Exception, and Seller hereby covenants to remove all Financial Encumbrances to which it is a party on or before the Closing Date.

(e) Approved Title and Survey. The condition of title as approved by Buyer in accordance with this Section 5 is referred to herein as the “Approved Title” and the Survey as approved by Buyer in accordance with this Section 5 is referred to herein as the “Approved Survey”.

6. DEED; TITLE POLICY. Seller shall convey the Real Property to Buyer by a quitclaim deed substantially in the form of Exhibit D attached hereto (the “Deed”). As a condition to Buyer’s obligation to consummate the purchase of the Property and other transactions contemplated hereby, as of Closing the Title Company shall be unconditionally committed to issue to Buyer an ALTA extended coverage Owner’s Policy of Title Insurance in the amount of the Purchase Price, dated effective as of the date the Deed is recorded and insuring Buyer (or its nominee or assignee, if applicable) as the owner of good and indefeasible fee simple title to the Real Property, free from all Financial Encumbrances and subject to no exceptions other than Permitted Exceptions (the “Title Policy”). Seller shall deliver to the Title Company reasonable and customary instruments, documents, payments, indemnities, releases, evidence of authority and agreements relating to the issuance of the Title Policy based upon the requirements of Schedule B of the Title Commitment applicable to Seller, including without limitation a no lien, gap and possession affidavit in a form reasonably acceptable to the Title Company (collectively, the “Owner’s Affidavit”).

7. PRORATIONS. The following prorations shall be made between Seller and Buyer on the Closing Date, computed with income and expenses for the Closing Date itself being allocated to Buyer:

(a) Rents Payable Under Leases. The word “Rents” as used herein shall be deemed to include, without limitation, (i) fixed monthly rents and other fixed charges payable by the tenants under the Leases, (ii), any amounts payable by the tenants by reason of provisions of the Leases relating to escalations and pass-throughs of operating expenses and taxes, and adjustments for increases in the Consumer Price Index and the like, (iii) any percentage rents payable by the tenants under the Leases, if any, and (iv) rents or other charges payable by the tenants under the Leases for services of any kind provided to them (including, without limitation, making of repairs and improvements, the furnishing of heat, electricity, gas, water, other utilities and air-conditioning) for which a separate charge is made.

Seller shall collect and retain all Rents due and payable prior to the Closing and Buyer shall receive a credit for all such collected Rents allocable to the period from and after the Closing Date, in each case, to the extent such Rents are actually received by Seller prior to the Closing Date. Rents collected subsequent to the Closing Date, net of costs of collection, if any, shall first be applied to such tenant’s current Rent obligations and then to past due amounts in the reverse order in which they were due. Subject to the foregoing, any such Rents collected by Buyer shall, to the extent properly allocable to periods prior to the Closing, be paid, promptly after receipt, to the Seller and any portion thereof properly allocable to periods from and after the Closing Date shall be retained by Buyer. The term “costs of collection” shall mean and include reasonable attorneys’ fees and other reasonable out-of-pocket costs incurred in collecting any Rents.

Seller shall not be permitted after the Closing Date to institute proceedings against any tenant to collect any past due Rents for periods prior to the Closing Date; provided that Buyer agrees for six months after Closing to bill tenants for such Rents and provided further that in no event shall Buyer be obligated to terminate a Lease or dispossess a tenant after Closing for failure to pay such Rents. If any past due Rents are not collected from the tenants owing such delinquent amounts, Buyer shall not be liable to Seller for any such amounts.

Any advance or prepaid rental payments or deposits paid by tenants prior to the Closing Date and applicable to the period of time subsequent to the Closing Date and any security deposits or other amounts paid by tenants, together with any interest on both thereof to the extent such interest is due to tenants shall be credited to Buyer on the Closing Date, Seller shall not apply any security deposits between the Effective Date and Closing.

No credit shall be given either party for accrued and unpaid Rent or any other non-current sums due from the tenants until said sums are paid. In addition, if as of the Closing Date there exists any rebate, rental concession, free-rent period, credit, setoff or rent reduction under or with respect to any Lease which extends beyond the Closing Date, then the prorations in favor of Buyer hereunder shall include an amount equal to the aggregate amount of all such rebates, rental concessions, free-rent periods, credits, setoffs or rent reductions applicable to any period or periods after the Closing Date.

(b) Rent Adjustments. Pending final adjustments and prorations, as provided in Section 7(a) above, to the extent that any additional rent, adjustment rent or escalation payments, if any, including, without limitation, estimated payments for Taxes (as defined below), insurance, utilities (to the extent not paid directly by tenants), common area maintenance and other operating costs and expenses (collectively, “Operating Costs”) in connection with the ownership, operation, maintenance and management of the Real Property, are paid by tenants to the landlord under the Leases based on an estimated payment basis (monthly, quarterly, or otherwise) for which a future reconciliation of actual Operating Costs to estimated payments is required to be performed at the end of a reconciliation period, Buyer and Seller shall make an adjustment at Closing for the applicable reconciliation period (or periods, if the Leases do not have a common reconciliation period) based on a comparison of the actual Operating Costs to the estimated payments at and as of Closing. If, as of Closing, Seller has received additional rent, adjustment rent or escalation payments in excess of the amount that tenants will be required to pay, based on the actual Operating Costs as of Closing, Buyer shall receive a credit in the amount of such excess. If, as of Closing, Seller has received additional rent, adjustment rent or escalation payments that are less than the amount that tenants would be required to pay based on the actual Operating Costs as of Closing, Seller shall receive the same from Buyer following Closing but only after Buyer collects the same from the applicable tenants. Operating Costs that are not payable by tenants either directly or reimbursable under the Leases shall be prorated between Seller and Buyer and shall be reasonably estimated by the parties if final bills are not available.

(c) Taxes and Assessments. Real estate taxes and special assessments, if any, assessed against the Property (“Taxes”) for the tax year in which the Closing occurs (the “Closing Tax Year”) shall be prorated as follows: Buyer shall receive a credit for Taxes not paid for the Closing Tax Year prorated based on the number of days of Seller’s ownership of the Property in the Closing Tax Year through the day immediately preceding the Closing Date, all as and to the extent that Seller has not yet paid the relevant bill therefor; and Seller shall receive a credit for Taxes paid by or on behalf of Seller in the Closing Tax Year to the relevant taxing authority prior to Closing, prorated based on the period of Buyer’s ownership of the Property in the Closing Tax Year. If bills for Taxes payable in the Closing Tax Year are unavailable on the Closing Date, the taxes will be pro-rated based upon the tax applicable for the previous tax period.

(d) Utilities. Charges attributable to the Property for utilities and fuel, including, without limitation, steam, water, electricity, gas and oil, except to the extent paid directly by the tenants, shall be prorated as of the Closing Date.

(e) Other Prorations. Charges payable under the Approved Contracts assigned to Buyer pursuant to this Agreement shall be prorated as of the Closing Date. Buyer shall also receive a credit equal to any past due payments (including interest or penalties due) from Seller to any of the other parties to the Approved Contracts.

Seller and Buyer agree that (1) none of the insurance policies relating to the Property will be assigned to Buyer (and Seller shall pay any cancellation fees resulting from the termination of such policies), and (2) no employees of Seller performing services at the Property shall be employed by Buyer. Accordingly, there will be no prorations for insurance premiums or payroll, and Seller shall be liable for all premiums and payroll expenses in connection with the foregoing.

If Seller has made any deposit with any utility company or local authority in connection with services to be provided to the Property, such deposits shall, if Buyer so requests and if assignable, be assigned to Buyer at the Closing and Seller shall receive a credit equal to the amounts so assigned. Seller shall reasonably cooperate with Buyer to transfer all utility services to Buyer at Closing.

In no event shall any costs of the operation or maintenance of the Property applicable to the period prior to the Closing be borne by Buyer.

Buyer shall be responsible for all Tenant Inducement Costs for or related to all new Leases (i.e., including, without limitation, any amendment to an existing Lease) signed after the Effective Date with Buyer’s prior written consent pursuant to Section 14(c). Seller shall have no responsibility, whatsoever, with respect to any Tenant Inducement Costs for which Buyer is expressly responsible under this paragraph (and to the extent Seller has paid any such Tenant Inducement Costs described in this paragraph at any time following the Effective Date of this Agreement and prior to Closing, Seller shall receive a proration credit therefor at Closing). Except for the specific Tenant Inducement Costs which Buyer is responsible for under this paragraph, Buyer shall receive at the Closing a credit toward the Purchase Price equal to all unpaid and outstanding Tenant Inducement Costs under all Leases including, without limitation, those described on Exhibit K.

The prorations and credits provided for in this Section 7 shall be made on the basis of a written statement prepared by Escrow Holder and approved by both parties. At least five (5) Business Days prior to the Closing Date, Escrow Holder, using information provided by Seller, shall provide Buyer with a preliminary proration and closing statement, together with backup documentation and substantiating the prorations provided for and the calculations performed, in order that Buyer may verify Seller’s methods and calculations. In the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, either party shall be entitled to an adjustment to correct the same provided that it makes written demand on the other within six (6) months after the Closing Date. To the extent that the proration of any Taxes or other Operating Costs are deferred pursuant to the Seller License, this period of time shall be extended for the duration of the Seller License to allow for Buyer and Seller to adjust such charges accordingly. The provisions of this Section 7 shall survive the Closing.

8. CLOSING.

(a) Closing Requirements. The consummation of the sale and purchase of the Property (the “Closing”) shall be effected through a closing escrow which shall be established by Seller and Buyer with the Escrow Holder utilizing a so-called “New York Style Closing” (i.e., meaning a Closing which has, on the Closing Date, the concurrent delivery of the documents of title, transfer of interests, delivery of the Title Policy or “marked-up” title commitment as described herein and the payment of the Purchase Price). Seller shall provide any reasonable and customary affidavits or undertakings to the Title Company necessary for the aforedescribed “New York Style” type of Closing to occur. All documents to be delivered at the Closing and all payments to be made shall be delivered on or before the Closing Date as provided herein.

(b) Buyer’s Conditions to Closing. It is a condition to Buyer’s obligation to proceed to Closing and to consummate the transactions contemplated hereby, that, as of the Closing Date:

(i) all of the Seller’s representations and warranties hereunder shall be true and correct in all material respects and Seller’s Closing Certificate delivered pursuant to Section 9 hereof shall not disclose any material qualifications or material changes in Seller’s representations and warranties set forth in Section 12 hereof;

(ii) Seller shall have performed in all material respects all of its covenants hereunder;

(iii) this Agreement shall not have terminated during the Contingency Period;

(iv) Buyer shall have received executed subordination agreements in a form requested by Buyer’s lender, or in a form provided for in any respective tenant’s leases, for each of the tenants of the Property.

(v) the Title Company shall be unconditionally committed to issue the Title Policy at Closing; and

(vi) Seller shall have delivered all other documents and other deliveries listed in Section 9 hereof.

If any condition to Buyer’s obligations hereunder is not fulfilled, including any condition not set forth in this Section 8(b), then Buyer shall have the right to terminate this Agreement by written notice to Seller delivered on or before the Closing Date (or such sooner date as is herein required), in which event the Deposit less the Independent Contract Consideration shall be returned to Buyer, all obligations of the parties hereto shall thereupon cease (except for those which survive the early termination of this Agreement as expressly provided herein) and this Agreement shall thereafter be of no further force and effect, unless such failure of condition constitutes a default on the part of Seller under any other provision of this Agreement, in which case the terms of Section 11(b) shall also apply.

(c) Seller’s Conditions to Closing. It is a condition to Seller’s obligation to proceed to Closing and to consummate the transactions contemplated hereby, that, as of the Closing Date,

(i) all of the Buyer’s representations and warranties hereunder shall be true and correct in all material respects;

(ii) Buyer shall have performed in all material respects all of its covenants hereunder;

(iii) this Agreement shall not have terminated during the Contingency Period; and

(iv) Buyer shall have delivered all other documents and other deliveries required of it under Section 9 hereof.

If any condition to Seller’s obligations set forth in this Section 8(c) hereunder is not fulfilled, then Seller shall have the right to terminate this Agreement by written notice to Buyer, in which event all obligations of the parties hereto shall thereupon cease (except for those which survive the early termination of this Agreement as expressly set forth herein) and this Agreement shall thereafter be of no further force and effect, and Seller shall be entitled to the Deposit in accordance with Section 11(a) of this Agreement if Buyer failed to consummate the Closing when required with all Buyer’s conditions precedent to Closing having been satisfied, but otherwise the Deposit, less the Independent Contract Consideration, shall be returned to Buyer.

(d) Buyer’s Extension Right. Buyer shall have the right to extend the Closing Date for up to thirty (30) days for any reason (the “Extension Period”) by (i) giving Seller written notice of such election on or before 5:00 p.m. (Eastern) on the date that is five (5) Business Days prior to the Scheduled Closing Date. Seller agrees that Buyer shall have the option to close at any time during the Extension Period upon five (5) Business Days prior notice to Seller.

9. ESCROW.

(a) Seller’s Closing Deliveries. On or prior to the Closing Date, Seller shall deliver to Escrow Holder the following documents and materials, all of which shall be in such form and substance as required hereunder:

(i) Deed; Transfer Declarations. The Deed, duly executed, acknowledged and in recordable form, accompanied by all necessary transfer tax declarations of Seller as may be required under applicable law in order to permit the recording of the Deed.

(ii) Bill of Sale. A duly executed and acknowledged bill of sale for the Personal Property and Intangible Property, conveying to Buyer all of the Personal Property and Intangible Property in the form of Exhibit E attached hereto (the “Bill of Sale”).

(iii) Assignment of Leases. Two (2) originals of an assignment of the Leases and all guaranties thereof, duly executed and acknowledged by Seller in the form of Exhibit F attached hereto (the “Assignment of Leases”).

(iv) Assignment of Contracts. Two (2) originals of an assignment of the Approved Contracts, duly executed and acknowledged by Seller and to the extent required under the terms of any Approved Contract, consented to by the other party to such Contract in the form of Exhibit G attached hereto (the “Assignment of Contracts”).

(v) Title Clearance Documents. An Owner’s Affidavit and a “gap” undertaking duly executed by Seller in a form reasonably acceptable to the Title Company.

(vi) FIRPTA Affidavit. A non-foreign certification, duly executed by Seller under penalty of perjury, certifying that Seller is not a “foreign person”, pursuant to Section 1445 (as may be amended) of the Internal Revenue Code of 1986, as amended in the form of Exhibit H attached hereto (“Section 1445”) (the “FIRPTA Affidavit”). If Seller shall fail or be unable to deliver the same, then Buyer shall have the right to withhold such portion of the Purchase Price as may be necessary, in the reasonable opinion of Buyer and its counsel, to comply with Section 1445 and applicable law.

(vii) Authority Documents. Such other documents as the Title Company may reasonably require including evidence confirming the due authorization, execution and delivery of this Agreement and the other documents to be executed in connection herewith by Seller.

(viii) Seller’s Closing Certificate. A certificate duly executed by Seller in the form of Exhibit I attached hereto (the “Seller’s Closing Certificate”).

(ix) Seller License. Two (2) originals of the Seller License.

On or prior to the Closing Date, Seller shall deliver to Buyer the following documents and materials:

(1) Documents. Originals of all Documents to the extent in Seller’s possession or reasonable control, if not already delivered, or copies of same to the extent originals do not exist and all books and records (including those in electronic format) reasonably required in connection with the maintenance and operation of the Property.

(2) Keys; Manuals. Keys to all entrance doors in the Improvements, properly tagged for identification, and, to the extent in Seller’s possession or reasonable control, all operating manuals relating to operation of the equipment and systems which are part of the Property.

(3) Letters of Credit. With respect to any security deposits under Leases which are in the form of letters of credit, such letters of credit (including all amendments) together with a duly executed assignment of such letters of credit, in form required by the issuer of such letters of credit, which cites Buyer as the beneficiary thereof, along with the fees, if any, required to transfer such letters of credit to Buyer.

(4) Notices to Tenants. Notice to each of the tenants and any guarantors under the Leases, notifying them of the sale of the Property and directing them to pay all future rent as Buyer may direct.

(5) Notices to Parties Under Approved Contracts. Notices to each of the parties (other than Seller) under the Approved Contracts, notifying them of the sale of the Property and directing them to address all matters relating to the Approved Contracts as Buyer may direct.

(6) Closing Statement. A duplicate counterpart of a closing statement (the “Closing Statement”) prepared by Escrow Holder, and signed by Seller, setting forth all prorations and credits required hereunder, signed by Seller.

To the extent that Seller identifies any documents or materials that should have been turned over to Buyer at Closing pursuant to this Section 9(a), the obligation for Seller to deliver such materials shall survive Closing.

(b) Buyer’s Deliveries at Closing. On or before the Closing Date, Buyer shall deliver to Escrow Holder the Purchase Price for the Property as provided in Section 1. On or prior to the Closing Date, Buyer shall deliver to Escrow Holder two (2) duly executed counterparts of the Assignment of Leases, Assignment of Contracts, the Seller License, and the Closing Statement and such other documents as the Title Company may reasonably require including evidence confirming the due authorization, execution and delivery of this Agreement and the other documents to be executed in connection herewith by Buyer.

(c) Closing Instructions. This Agreement shall constitute both an agreement between Buyer and Seller and escrow instructions for Escrow Holder, If Escrow Holder requires separate or additional escrow instructions which it reasonably deems necessary for its protection, Seller and Buyer hereby agree promptly upon request by Escrow Holder to execute and deliver to Escrow Holder such separate or additional standard escrow instructions of Escrow Holder (the “Additional Instructions”). In the event of any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail and govern, and the Additional Instructions shall so provide, The Additional Instructions shall not modify or amend the provisions of this Agreement or impose any additional obligations upon either Seller or Buyer, unless otherwise agreed to in writing by Seller and Buyer.

(d) Procedures Upon Failure of Condition. Except as otherwise expressly provided herein, if any of the conditions set forth in this Agreement is not timely satisfied or waived for a reason other than the default of Buyer or Seller in the performance of their respective obligations under this Agreement:

(i) This Agreement, the escrow and the respective rights and obligations of Seller and Buyer hereunder shall terminate, subject to the survival of such obligations hereunder as survive such termination;

(ii) Escrow Holder shall promptly return to Buyer all funds of Buyer in its possession, including the Deposit, and to Seller and Buyer all documents deposited by them respectively, which are then held by Escrow Holder; and

(iii) Any escrow cancellation and title charges shall be shared equally buy Buyer and Seller.

(e) Actions of Escrow Holder. On the Closing Date, provided Buyer and Seller have satisfied (or waived in writing) the conditions set forth in this Agreement, Escrow Holder shall take the following actions:

(i) Record the Deed in the Recording Location;

(ii) Deliver to Buyer the closing documents required to be delivered to Buyer under this Agreement and any supplemental instructions provided by Buyer;

(iii) Deliver to Seller in cash or current funds, all sums due Seller pursuant to this Agreement and any documents required to be delivered to Seller under this Agreement and any supplemental instructions provided by Seller;

(iv) Cause the Title Company to issue and deliver the Title Policy to Buyer; and

(v) Deliver to Seller and Buyer the Closing Statement which has been certified by Escrow Holder to be true and correct.

10. CLOSING COSTS; PROPERTY COSTS. Seller shall pay: (a) Any deed taxes, documentary stamps, transfer taxes, intangible taxes or other similar taxes, fees or assessments; (b) the real estate commission to the Broker; (c) 1/2 of the escrow fees and other charges owing to Escrow Holder; and (d) all of the Seller’s legal fees and expenses and the cost of all performances by Seller of its obligations hereunder.

Buyer shall pay: (a) the cost of the Title Policy and for all endorsements to the Title Policy requested by Buyer; (b) 1/2 of the escrow fees and other charges owing to Escrow Holder; (c) the cost of updating the Survey; and (d) all of Buyer’s legal fees and expenses and the cost of all performances by Buyer of its obligations hereunder (including costs associated with its Due Diligence Review except as otherwise provided herein).

All other closing costs shall be allocated between Buyer and Seller in accordance with local custom.

11. REMEDIES.

(a) LIQUIDATED DAMAGES ON BUYER’S DEFAULT. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, IN THE EVENT THE CLOSING FAILS TO OCCUR DUE TO A BUYER DEFAULT (ALL OF THE CONDITIONS TO BUYER’S OBLIGATIONS TO CLOSE HAVING BEEN SATISFIED OR WAIVED), SELLER WILL SUFFER DAMAGES IN AN AMOUNT WHICH WILL, DUE TO THE SPECIAL NATURE OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THE SPECIAL NATURE OF THE NEGOTIATIONS WHICH PRECEDED THIS AGREEMENT, BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ASCERTAIN. IN ADDITION, BUYER WISHES TO HAVE A LIMITATION PLACED UPON THE POTENTIAL LIABILITY OF BUYER TO SELLER IN THE EVENT THE CLOSING FAILS TO OCCUR DUE TO A BUYER DEFAULT, AND WISHES TO INDUCE SELLER TO WAIVE OTHER REMEDIES WHICH SELLER MAY HAVE IN THE EVENT OF SUCH A BUYER DEFAULT. BUYER AND SELLER, AFTER DUE NEGOTIATION, HEREBY ACKNOWLEDGE AND AGREE THAT THE AMOUNT OF THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL SUSTAIN IN THE EVENT OF SUCH BUYER DEFAULT. BUYER AND SELLER HEREBY AGREE THAT SELLER MAY, IN THE EVENT THE CLOSING FAILS TO OCCUR DUE TO A BUYER DEFAULT (ALL OF THE CONDITIONS TO BUYER’S OBLIGATIONS TO CLOSE HAVING BEEN SATISFIED OR WAIVED), AS ITS SOLE AND EXCLUSIVE REMEDY TERMINATE THIS AGREEMENT AND CANCEL THE ESCROW BY WRITTEN NOTICE TO BUYER AND ESCROW HOLDER, WHEREUPON ESCROW HOLDER SHALL DELIVER THE DEPOSIT TO SELLER AND SELLER SHALL RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES FOR SUCH DEFAULT AND SELLER WAIVES ALL OTHER REMEDIES. SUCH RETENTION OF THE DEPOSIT BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY. FOLLOWING TERMINATION OF THIS AGREEMENT, CANCELLATION OF THE ESCROW AND THE DELIVERY TO AND RETENTION OF THE DEPOSIT BY SELLER AS LIQUIDATED DAMAGES PURSUANT TO THIS SECTION 11(a), ALL OF THE RIGHTS AND OBLIGATIONS OF BUYER AND SELLER UNDER THIS AGREEMENT SHALL BE TERMINATED SUBJECT TO SURVIVAL OF SUCH OBLIGATIONS HEREUNDER AS SURVIVE SUCH TERMINATION.

(b) Buyer’s Remedies. In the event of a default by Seller of its obligation to proceed to Closing under this Agreement, Buyer may, at its option, (i) terminate this Agreement in which case the Deposit shall be immediately returned to Buyer, or (ii) specifically enforce the terms and conditions of this Agreement.

(c) Aggregate Liability. Without limiting Buyer’s specific performance remedy under Section 11(b), Seller’s aggregate liability to Buyer under this Agreement after the Closing as a result of a breach of representation or warranty or any other covenant or indemnity made by Seller shall in no event collectively exceed One Hundred Thousand Dollars ($100,000), in the aggregate.

(d) Limitation on Seller’s Liability. In addition to the limitation set forth in Section 16 below, in the event that Buyer has knowledge, through its Due Diligence Review or otherwise, that any of the representations or warranties made by Seller under this Agreement were not true or correct when made or that Seller has breached a covenant hereunder, and if Buyer nevertheless closes the transaction contemplated by this Agreement, then Buyer shall be deemed to have waived any such representation and warranty or covenant breach (as applicable) and shall have no further claim against Seller with respect thereto.

12. SELLER’S REPRESENTATIONS AND WARRANTIES. As a material inducement to the execution and delivery of this Agreement by Buyer and the performance by Buyer of its duties and obligations hereunder, Seller does hereby acknowledge, warrant, represent and agree to and with Buyer that as of the Effective Date and as of the Closing Date:

(a) Delivery of Written Materials. Seller has not made to Buyer any misstatement of any material fact relating to the Property, or this Agreement, nor failed to deliver to Buyer any written materials in Seller’s possession or of which Seller has knowledge which contain information that would have a material adverse impact on Buyer’s ability to use and operate the Property as it is currently being used and operated or the value of the Property.

(b) Compliance With Laws. Except as disclosed on Exhibit L, Seller has received no written notice of, and to Seller’s knowledge there are no material violations of, any legal requirement affecting the Property which have not been corrected in all material respects.

(c) Litigation. Except as disclosed on Exhibit L, Seller has not received written notice of any pending or to Seller’s knowledge threatened litigation or governmental proceeding affecting Seller, or the Property, which relates to the Property, the validity or enforceability of this Agreement or any instrument or document to be delivered by Seller in connection with the transactions contemplated hereby.

(d) Existing Contracts. Attached as Exhibit J is a true, correct and complete schedule of all Existing Contracts. Seller has not received any currently effective notice in writing of any uncured material default under any of such Existing Contracts and, to Seller’s knowledge, Seller is not in default under any such Existing Contracts. Seller is not a party to, and, to Seller’s knowledge, the Property is not subject to, any contract or agreement of any kind whatsoever, written or oral, with respect to the Property that would be binding upon the Property or Buyer after Closing, other than the Permitted Exceptions and the Approved Contracts.

(e) Proceedings. Except as disclosed on Exhibit L, there is no pending, or to Seller’s knowledge, threatened litigation or other proceeding against Seller related to the Property, or which may affect Seller’s ability to convey the Property (including without limitation any condemnation action).

(f) Due Authorization. Seller is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken all necessary action in connection with the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto.

(g) Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto have been, or on the Closing Date will have been, executed by Seller and when so executed, are and shall be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(h) No Conflict. The execution and delivery of, and consummation of the transactions contemplated by, this Agreement by Seller are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any agreement or instrument to which Seller is now a party or by which it or the Property is bound, or, to the knowledge of Seller, any order, rule or regulation of any court or other governmental agency or official.

(i) Environmental Matters. To Seller’s knowledge and except as may be disclosed in the Documents none of the Property, including subsurface soil and groundwater, contains any Hazardous Materials. As used in this Agreement, “Hazardous Materials” shall mean any asbestos, flammable substances, explosives, radioactive materials, mold, PCB laden oil, hazardous waste, pollutants, contaminates, toxic substances, pollution or related materials specified as such in, or regulated under any federal, state or local laws, ordinances, rules, regulations or policies governing use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such materials but excluding office supplies, cleaning materials, personal grooming items or other items that are sold for consumer or commercial use and typically used in other similar buildings or space.

(j) Leases. Attached as Exhibit K to this Agreement is a true, correct and complete list of all currently existing Leases at the Property to which Seller is a party; full, true and complete copies of all Leases and all amendments and guarantees relating thereto have heretofore been delivered to Buyer (or made available to Buyer as part of the Documents). To Seller’s knowledge, each Lease is in full force and effect, and except as shown on Exhibit L, to Seller’s knowledge, no rent or other amounts payable under the Leases is more than one (1) month in arrears or has been paid more than one month in advance. Exhibit K sets forth a true and correct listing of all security deposits (indicating cash or letter of credit) or prepaid rentals made or paid by the tenants under the Leases. Except as shown in Exhibit L, Seller has not delivered any written notices of tenant default to any tenants under Leases which remain uncured, nor has Seller received any written notices of a landlord default from any tenants under Leases which remain uncured. None of Seller’s interest in any Lease or of Seller’s right to receive the rentals payable by the tenant thereunder has been assigned, conveyed, pledged or in any manner encumbered by Seller, except in connection with any existing financing encumbering the Property, which is to be repaid by Seller and released as of the Closing. Except as described on Exhibit L, no tenant has given written notice to Seller of any default or offsets, claims or defenses available to it. The only Tenant Inducement Costs in the nature of tenant improvement costs for space currently being leased under any Leases in effect as of the date hereof (whether in the form of direct payments therefor required of Seller or in the form of tenant improvement allowances payable by Seller) or for leasing commissions for leased premises currently being leased under any such Leases, in any such case which may hereafter be payable under or with respect to the Leases (and excluding, in any event any such Tenant Inducement Costs which may arise in connection with expansions or lease renewals/extensions hereafter occurring under or with respect to any such Leases) are identified in Exhibit K hereto.

(k) Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

(l) Approvals. Seller has heretofore delivered to Buyer (or will make available to Buyer as part of the Documents) true, full and complete copies, in all material respects, of all currently existing Approvals. Seller has not received any currently effective notice in writing of any uncured material breach or default under any of the Approvals.

(m) OFAC. Seller is not, nor will it become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

As used herein, phrases such as “to Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Michael Prinn (who is the Chief Financial Officer of Seller), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Michael Prinn, or any other partner, member, officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller.

13. BUYER’S REPRESENTATIONS AND WARRANTIES. As a material inducement to the execution and delivery of this Agreement by Seller and the performance by Seller of its duties and obligations hereunder, Buyer does hereby acknowledge, warrant, represent and agree to and with Seller that as of the Effective Date and as of the Closing Date:

(a) Due Authorization. Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, Buyer has or will have full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto, and, subject to Section 4(c) above, has or will have taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto on behalf of Buyer are or will be duly authorized to sign the same on Buyer’s behalf and to bind Buyer thereto.

(b) Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto have been, or on the Closing Date will have been, executed by Buyer or on behalf of Buyer, and when so executed, are and shall be legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) No Conflict. The execution and delivery of, and consummation of the transactions contemplated by, this Agreement by Buyer are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any agreement or instrument to which Buyer is now a party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official, which prohibition or conflict would have an adverse effect on Buyer’s ability to perform its obligations under this Agreement or the documents to be executed by Buyer in connection with this Agreement.

(d) OFAC. Buyer is not, nor will it become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(e) AS-IS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND/OR THE DOCUMENTS DELIVERED AT CLOSING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, AND BUYER HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS HAVE BEEN MADE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND/OR THE DOCUMENTS DELIVERED AT CLOSING, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (E) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, LATENT OR PATENT, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (F) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (G) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS TO BE DELIVERED AT THE CLOSING, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. BUYER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED BUYER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF BUYER’S CONSULTANTS IN PURCHASING THE PROPERTY. EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT IT WILL HAVE THE OPPORTUNITY TO CONDUCT SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, DURING THE CONTINGENCY PERIOD AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER OR OF ANY MEMBER, MANAGER, OFFICER,

DIRECTOR, AGENT OR ATTORNEY OF SELLER, BUYER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY BUYER WILL BE OBTAINED FROM A VARIETY OF SOURCES AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, ADEQUACY, TRUTH OR ACCURACY OF ANY OF THE DUE DILIGENCE ITEMS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO BUYER. UPON CLOSING, BUYER ACKNOWLEDGES THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS. BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND DOCUMENTS DELIVERED AT CLOSING, SELLER WILL SELL AND CONVEY TO BUYER, AND BUYER WILL ACCEPT THE PROPERTY, “AS IS, WHERE IS,” WITH ALL FAULTS. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY, BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS, WHERE IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY. BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS PARAGRAPH WILL EXPRESSLY SURVIVE THE CLOSING.

14. ACTIONS AFTER THE EFFECTIVE DATE. The parties covenant to do the following through the Closing Date:

(a) Title. Except as otherwise specifically contemplated in this Agreement or as may be required by legal requirements, from and after the Effective Date, Seller shall not make or permit any changes to the Property or to the condition of title to the Property that would change the Approved Title or the Approved Survey except with Buyer’s advance written consent, which consent shall not be unreasonably withheld prior to the expiration of the Contingency Period but may be withheld in Buyer’s sole and absolute discretion after the expiration of the Contingency Period.

(b) Maintenance and Operation of Property. From and after the Effective Date, Seller shall maintain existing insurance coverage in full force and effect, and shall operate and maintain the Property in substantially the same manner as operated and maintained as of the Effective Date, shall not delay or defer any repair or maintenance item, and shall pay all bills and obligations arising from the Property as payment becomes due. Seller shall not make any material alterations to or upon the Property or remove any of the Personal Property therefrom, except with Buyer’s advance written consent, which consent shall not be unreasonably withheld. Seller shall promptly advise Buyer in writing of any significant repair or improvement required to keep in the Property in such condition.

(c) Leases and Agreements. From and after the Effective Date, Seller shall not enter into any new lease or other occupancy agreements for the Property without first obtaining Buyer’s advance written consent which shall not be unreasonably withheld prior to the expiration of the Contingency Period but may be withheld in Buyer’s sole and absolute discretion after the expiration of the Contingency Period. From and after the Effective Date, Seller shall not terminate or amend any of Approved Contracts or any other agreement concerning the Property, without Buyer’s advance written consent, which consent shall not be unreasonably withheld prior to the expiration of the Contingency Period but may be withheld in Buyer’s sole and absolute discretion after the expiration of the Contingency Period, and Seller shall continue to perform all of its obligations under any leases and Approved Contracts.

If Seller requests Buyer’s consent to any new lease or other occupancy agreement or amendment to any existing Lease, Seller shall be required to provide Buyer with a reasonably detailed written summary of all of the material terms the proposed transaction along with an itemized list of all Tenant Inducement Costs which will be incurred in connection with the proposed transaction. Buyer shall give Seller written notice of approval or disapproval of a proposed new lease or other occupancy agreement or amendment to any existing Lease within ten (10) days after Buyer’s receipt of the items described above. If Buyer does not respond to Seller’s request within such time period, then Buyer will be deemed to have disapproved such new lease or other occupancy agreement or amendment to any existing Lease.

Buyer shall be responsible for any leasing commissions and Tenant Inducement Costs associated with any new leases entered into after the Effective Date, and shall expressly assume such obligations at Closing (the terms of this sentence shall survive Closing and the delivery of any conveyance documents).

(d) Representations and Warranties. Each party shall use reasonable efforts to prevent any act or omission that would render any of its representations and warranties herein untrue or misleading, and shall promptly notify the other party in writing if such act or omission occurs.

(e) Entry. As of the Effective Date, during normal business hours prior to the Closing, Buyer and its agents, employees and contractors (collectively, “Permittees”) shall have reasonable access to the Property and the right to interview tenants, at agreed upon times for agreed upon purposes on at least forty-eight (48) hours prior notice to Seller. Seller shall have the right to have a representative present during any visits to or inspections of the

Property by Buyer or any Permittees. Buyer will conduct its Due Diligence Review in a manner which is not disruptive to tenants or the normal operation of the Property. In the event Buyer desires to conduct any physically intrusive inspections, such as sampling of soils, other media, building materials, or the like, Buyer will identify in writing exactly what procedures Buyer desires to perform and request Seller’s advance written consent, which consent may be withheld in Seller’s reasonable discretion. Buyer will: (a) maintain comprehensive general liability (occurrence) insurance (at least $2,000,000), and deliver a certificate of insurance, which names Seller as an additional insured thereunder verifying such coverage to Seller promptly upon Seller’s request; (b) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; and (c) to the extent damaged by Buyer or its Permittees, restore the Property and Improvements to substantially the condition in which the same were found before any such entry upon the Property and inspection or examination was undertaken.

In addition, Buyer shall defend, indemnify and hold harmless Seller from and against all losses, costs, damages, claims and liabilities arising out of injury or death to persons, damage to the Property or mechanics’ liens arising out of or in connection with Buyer’s Due Diligence Review, Buyer’s breach of its obligations under this Section 14(e) or Buyer’s or any Permittees entry upon the Property unless arising from any pre-existing conditions on the Property or the negligence or willful misconduct of Seller, Seller’s managers, officers, partners, shareholders or members, as applicable. The provisions of this Section 14(e) shall survive the earlier of the termination of this Agreement or Closing for a period of 6 months.

(f) Applications. Following the Effective Date, Seller shall not make application to any governmental entity for any Approvals or any change in the zoning, affecting the Real Property, except in each case with Buyer’s advance written consent.

15. DAMAGE TO PROPERTY; TAKING.

(a) Taking. If the Property or any part thereof is taken or is the subject of a notice of taking by eminent domain prior to the Closing Date, Seller shall promptly notify Buyer. Within ten (10) Business Days after such notice, Buyer shall give notice to Seller (with a copy to Escrow Holder) that it elects to (a) terminate this Agreement, in which event Escrow Holder shall, upon receipt of Buyer’s Notice to terminate this Agreement, return the Deposit (less the Independent Contract Consideration) to Buyer and the parties shall have no further obligations hereunder, or (b) proceed to Closing, in which event Seller shall pay over and assign to Buyer all awards recovered or recoverable on account of such taking, net of any reasonable costs incurred by Seller in connection therewith. If Buyer elects to proceed under clause (b) above, Seller shall not compromise, settle, or adjust any claims to such awards without Buyer’s prior written consent.

(b) Damage. Risk of loss up to and including the Closing Date shall be borne by Seller except as expressly set forth herein. In the event of any material damage to or destruction of the Property or any portion thereof, Buyer may, at its option, by notice to Seller (with a copy to Escrow Holder) given within ten (10) Business Days after Seller notifies Buyer in writing of such damage or destruction (and if necessary the Closing Date shall be extended to give Buyer the full 10-day period to make such election): (i) terminate this Agreement, in which event Escrow Holder shall, upon receipt of Buyer’s notice to terminate this Agreement, return the Deposit (less the Independent Contract Consideration) to Buyer and the parties shall have no further obligations hereunder (except the indemnity obligations of each party, which shall survive indefinitely and any other obligations set forth herein which expressly survive the termination of this Agreement), or (ii) proceed under this Agreement with no adjustment of the Purchase Price, receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Buyer shall receive a credit at Closing for any deductible amount under said insurance policies and any uninsured or underinsured loss. If Buyer elects (ii) above, Seller will cooperate with Buyer in obtaining the insurance proceeds and such agreements from Seller’s insurers. If the Property is not materially damaged, then the parties shall proceed to Closing as provided in clause (ii) above. “Material damage” and “Materially damaged” means damage (w) resulting in the Property not complying with all legal requirements applicable to the Property, (x) reasonably exceeding $100,000 or (y) that entitles any tenant of the Property to terminate its Lease, or (z) which, in Buyer’s or Seller’s reasonable estimation, will take longer than 120 days to repair.

(c) Waiver. Failure of Buyer to timely provide a notice of election in accordance with this Section 15, shall be deemed an election by Buyer to terminate this Agreement. Seller and Buyer each hereby agree that the provisions of this Section 15 shall govern the parties’ obligations in the event of any damage or destruction to the Property or the taking of all or any part of the Real Property and expressly waive any provision of applicable law to the contrary.

16. SURVIVAL. All covenants, obligations, representations and warranties and indemnities by the respective parties contained herein are intended to and shall remain true and correct as of the Closing, shall be deemed to be material, and shall survive the recordation of the Deed for a period of twelve (12) months (the “Survival Period”). Any covenants and conditions herein that must be operative after recordation of the Deed to be effective shall be so operative and shall not be deemed to have been merged in the Deed.

17. SUCCESSORS AND ASSIGNS. The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Seller shall not have the right, power, or authority to assign, pledge or mortgage this Agreement or any portion of this Agreement, or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily, or by operation of law. This Agreement and all rights of Buyer hereunder may be assigned or transferred by Buyer to any of its affiliates, in which event all instruments, documents and agreements required to be delivered to the Buyer hereunder shall be delivered to, and run for the benefit of such entity, and such entity (rather than Buyer) shall execute and deliver any instruments, documents or agreements required to be executed and delivered by Buyer hereunder; provided, however, that in the event of any such assignment to an affiliate, the original Buyer hereunder shall remain fully liable and responsible for the performance of Buyer’s obligations hereunder prior to Closing or if this Agreement terminates following such termination.

18. NO THIRD PARTY BENEFITS. This Agreement is made for the sole benefit of the Buyer and Seller and their respective successors and assigns, and no other person shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement.

19. COUNTERPARTS. This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement. The parties hereby agree that a PDF copy of each party’s original signature to this Agreement delivered by electronic mail shall be effective as such party’s signature to this Agreement.

20. ENTIRE AGREEMENT; FURTHER ASSURANCES. This Agreement contains all of the covenants, conditions and agreements between the parties and shall supersede all prior correspondence, agreements and understandings, both verbal and written. The parties intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any proceeding involving this Agreement.

The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the Closing as shall be necessary or desirable to fully carry out this Agreement and to fully consummate and effect the transactions contemplated hereby.

21. ATTORNEYS’ FEES. In the event of any litigation regarding the rights and obligations under this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs, and the right to such fees and costs shall not be limited by the provisions of Section 11. As used herein, the term “prevailing party” shall mean the party that has succeeded upon a significant issue in the litigation and achieved a benefit with respect to the claims at issue, taken as a whole, whether or not damages are actually awarded to such party. The provisions of this Section 21 shall survive the Closing.

22. NOTICES. All notices required or permitted to be given pursuant to the terms hereof shall be in writing and shall be delivered to the applicable addresses set forth in Section 1 of this Agreement either by (a) certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) Business Days after deposit, postage prepaid in the U.S. mail, (b) a nationally recognized and reputable messenger service or overnight courier, in which case notice shall be deemed delivered one (1) Business Day after deposit with such messenger or courier on or prior to 5:00 p.m., Eastern Standard Time (if deposited after such time, notice shall be deemed given upon receipt of the notice by the addressee), (c) electronic mail, in which case notice shall be deemed delivered as of the date and time of the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address, with a copy of such notice sent promptly thereafter in accordance with (a), (b) or (d) of this section (except that electronic mail delivered after 5:00 p.m. Eastern Standard time shall be deemed delivered on the next business day thereafter), or (d) personal delivery with receipt acknowledged in writing, in which case notice shall be deemed delivered when received. The notice address for any party may be changed by written notice to the other party as provided herein.

23. CONSTRUCTION OF AGREEMENT. In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. All Exhibits attached hereto are incorporated in this Agreement by reference thereto.

24. TIME. Time is of the essence of every provision herein contained. Whenever the date or deadline for any action to be taken is not a Business Day, the relevant date or deadline shall be the next Business Day.

25. APPLICABLE LAW. This Agreement shall be governed by the internal laws of the state in which the Real Property is located.

26. NO ORAL MODIFICATION OR WAIVER. This Agreement may not be changed or amended orally, but only by an agreement in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

27. MARKETING OF PROPERTY. Unless and until this Agreement is duly terminated pursuant to the terms hereof, Seller shall not enter into any binding agreements with any party other than Buyer relating to the sale, transfer or other disposition of the Property or any portion thereof.

28. BROKERAGE COMMISSION. Buyer and Seller each represents and warrants to the other that it has not dealt with any third party other than Broker in a manner which would obligate the other to pay any brokerage commission, finder’s fee or other compensation due or payable with respect to the transaction contemplated hereby other than a commission to be paid to Broker pursuant to a separate agreement with Seller, which commission shall be paid 100% by Seller, and paid only upon the Closing of the purchase and sale contemplated hereby. Buyer shall indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) incurred by Seller by reason of any actual or alleged breach or inaccuracy of the Buyer’s representations and warranties contained in this Section 28. Seller shall indemnify, defend, and hold Buyer harmless from and against any losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) incurred by Buyer by reason of any actual or alleged breach or inaccuracy of Seller’s representations and warranties contained in this Section 28. The provisions of this Section 28 shall survive the Closing.

29. INDEMNITY. Seller hereby agrees to indemnify Buyer and its successors, assigns, and the affiliates, directors, officers, employees and partners of any of them, and hold each of them harmless from any and all claims, liabilities, damages, and penalties and any and all loss, cost, or expense incurred by Buyer incident to, resulting from, or in any way arising out of any tort claim or breach of contract claim or other claim for money due and owing in connection with the ownership or operation of the Property but only to the extent that such claim arises from circumstances, acts or omissions which occurred prior to the Closing and not caused by Buyer or its agents. The indemnity set forth herein shall be deemed to be material and shall survive the delivery of the Deed and transfer of title for the survival period specified in Section 29 hereof and shall also be subject to limitation of liability set forth in Section 11(c).

30. RECORDATION NOT PERMITTED. In no event shall this Agreement or any memorandum hereof be recorded in the official or public records where the Property is located, and any such recordation or attempted recordation shall constitute a default under this Agreement by the party responsible for such recordation or attempted recordation.

31. CONFIDENTIALITY. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to Buyer’s or Seller’s respective affiliates, officers, directors, principals, members, employees, agents, attorneys, partners, accountants, lenders or investors (collectively, for purposes of this Section 30, the “Permitted Outside Parties”) or as required by law. No party shall make any public disclosure of the specific terms of this Agreement, except as required by law (including SEC regulations and NYSE requirements). In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to Permitted Outside Parties in connection with the transactions contemplated hereby. Except as required by applicable law, neither party shall issue any press release or make any statement to the media without the other party’s consent, which consent shall not be unreasonably withheld or delayed. The provisions of this Section shall survive any termination of this Agreement.

32. WAIVER OF JURY TRIAL. TO THE EXTENTS PERMITTED BY LAW, SELLER AND BUYER HEREBY EXPRESSLY WAIVE THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIM (I) ARISING UNDER ANY OF THE DOCUMENTS TO BE EXECUTED AND DELIVERED AT CLOSING, OR (II) CONNECTED WITH OR RELATED TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING. SELLER OR BUYER MAY FILE AN ORIGINAL OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE FOREGOING WAIVER.

33. NON-WAIVER. No waiver of any provision of this Agreement shall be deemed to have been made unless it is expressed in writing and signed by the party charged with making the waiver. No delay or omission in the exercise of any right or remedy accruing upon a breach of this Agreement shall impair such right or remedy or be construed as a waiver of such breach. The waiver of any breach of this Agreement shall not be deemed to be a waiver of any other breach hereof.

34. SELLER LICENSE. Buyer and Seller agree to enter into the Seller License at Closing, pursuant to which Seller shall be allowed to remain in possession of the Property for a period of up to six (6) months. As further detailed in the Seller License, Seller shall be obligated to pay monthly rent of $4,000 per month, and pay all Taxes, utilities, and other Operating Costs, and Seller have the right to terminate the Seller License upon sixty (60) days notice to Buyer.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

SELLER:	SEACHANGE INTERNATIONAL, INC., a Delaware corporation

	By:	Michael D Prinn
Name: Michael Prinn
Title: CFO, Senior Vice President and Treasurer

BUYER:	CALARE PROPERTIES, INC., a Delaware corporation

	By:	Todd Barclay
	Name:	Todd Barclay
	Title:	VP, Acquisitions

Signature Page to Purchase and Sale Agreement and Escrow Instructions

The undersigned Escrow Holder hereby joins in to this Agreement to acknowledge its consent to the terms and provisions of this Agreement.

STEWART TITLE GUARANTY COMPANY,
Escrow Holder

By:	/s/ Zachary P. Allen
Name:	Zachary P. Allen
Title:	Underwriting Counsel
Date:	11/4/2019

Signature Page to Purchase and Sale Agreement and Escrow Instructions

EXHIBITS A – L omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of such omitted exhibits will be furnished as a supplement to the Securities and Exchange Commission upon request.

EXHIBIT M

FORM OF SELLER LICENSE

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made as of this          day of [                    ], 2019, by and between, [                    ], LLC, a Massachusetts limited liability company, having an address at c/o Calare Properties, 30 Speen Street, Framingham, MA 01701 (the “Licensor”), and SEACHANGE INTERNATIONAL, INC., a Delaware corporation, having an address at 50 Nagog Park, Acton Massachusetts (the “Licensee”).

W I T N E S S E T H:

WHEREAS, Licensee is the former owner of certain land and buildings located at 50 Nagog Park, Acton, Massachusetts described or depicted on Exhibit A attached hereto (the “Property”, and the building located thereon is the “Building”); and

WHEREAS, pursuant to a certain Purchase and Sale Agreement and Escrow Instructions dated as of October         , 2019 (the “PSA”), by and between Licensor, as seller, and Calare Properties, Inc., as buyer (whose interest as buyer was assigned to and assumed by Licensor), Licensor agreed to sell, and Licensee agreed to buy, the Property;

WHEREAS, as of the date hereof, Closing under the PSA has occurred and Licensor is now the owner of the Property (all capitalized terms used herein but not otherwise defined shall have the meanings set forth in the PSA); and

WHEREAS, Licensor and Licensee wish to enter into this Agreement to grant Licensee a license to use the Property.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

1.	Licensed Area. Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor a license to use the Building and the Property, subject to the terms and conditions contained herein.

2.

Term. The term of this Agreement shall commence on the date of this Agreement (the “Commencement Date”) and shall terminate on [INSERT DATE 6 MONTHS AFTER CLOSING] (the “Term”). Notwithstanding the foregoing, Licensee shall have the right to terminate this Agreement at any time, for any reason, or for no reason, upon no less than sixty (60) days prior written notice to the Licensor, and from and after the termination date set forth in such termination notice the Licensee shall have no right to enter, use or occupy the Property.

3.

Purpose; As-Is. Licensee shall be entitled to have access to the Property for the same purpose as used by Licensor prior to Closing. Licensee hereby ASSUMES ALL RISKS, known and unknown, arising out of or relating to Licensee’s use of the Property, including without limitation personal injury, illness, death and property damage.

4.

License Fee. Commencing on the Commencement Date and continuing thereafter during the Term (as it may be extended hereunder), Licensee shall pay Licensor, at its office identified above or such other place as Licensor may from time to time designate in writing, a monthly license fee of $4,000,00 (the “License Fee”). The License Fee shall be payable in advance on the 1st day of each month with the first License Fee payment due on the date of this Agreement, The License Fee shall be pro-rated in the event of a partial month hereunder, The License Fee shall be payable without notice, demand, offset or deduction for any reason.

Licensee shall additionally pay for or reimburse Licensor for any and all other impositions, taxes, liens, charges or expenses of any nature whatsoever in connection with the operation of the Property, In addition to the License Fee, Licensee shall pay to the parties respectively entitled thereto, or satisfy directly, all other impositions, insurance premiums, repair and maintenance charges, and any other charges, costs, obligations, liabilities, requirements, and expenses, which arise with regard to the Property or may be contemplated under any other provision of this Agreement during the Term, except for costs and expenses expressly made the obligation of Licensor in this Agreement.

5.	Utilities. Licensee agrees to pay the cost of all utilities serviced to the Property including but not limited to water, heat and electricity used or consumed at the Property during the Term.

6.

Maintenance of Property. Licensee acknowledges that it accepts the Property in “as is” condition without any obligation of Licensor to make any repairs or replacements or prepare the Property for Licensee’s use hereunder, and Licensor makes no representations, warranties or covenants, whether express or implied, as to the habitability, condition or fitness for any particular use of the Property or the Building, Licensee shall keep and maintain the Property and the surrounding area, including any Licensee equipment installed therein or thereabout, neat, clean, free of debris and trash, and in good order and repair and in an attractive condition. Licensee shall pay on demand the cost of any repairs of damage (except from insured casualty or condemnation) to the Property, the buildings thereon and the land and common areas surrounding said building that occur during the Term.

7.

Insurance; Release. Licensee shall, at its expense, take out and maintain, from the date upon which Licensee first enters the Property for any reason, and thereafter so long as Licensee is in occupancy of any part of the Property, insurance in the amounts:

Commercial general liability insurance, including bodily injury and property damage (in the broadest form available, including without limitation broad form contractual liability, fire legal liability independent contractor’s hazard and completed operations coverage) under which Licensee is named as an insured and Licensor (and such others as are in privity of estate with Licensor, as set out in a notice from time to time) are named as additional insureds as their interests may appear, in an amount which shall be at least equal to $2,000,000,00; and worker’s compensation insurance with statutory limits covering Licensee’s employees working on the Property.

“All-risk” property insurance on a “replacement cost” basis covering all Licensee’s personal property and containing an express waiver of any right of subrogation by the insurance company against Licensor or any other additional insureds.

Business interruption insurance in minimum amounts typically carried by prudent licensees or occupants of real property similar to the Property and engaged in operations similar to Licensee’s, but in no event in an amount less than the License Fee for the lesser of the then remaining Term hereunder or twelve (12) months.

All such policies shall contain a clause that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Licensor and shall be obtained from responsible companies qualified to do business and in good standing in the Commonwealth of Massachusetts. Licensee agrees to furnish Licensor with certificates evidencing all such insurance prior to the beginning of the Term hereof. Licensee shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Licensee shall deliver to Licensor and any additional insured such renewal policy or a certificate thereof at least thirty (30) days prior to expiration of any existing policy. Each such policy shall be non-cancellable and not materially changed with respect to the interest of Licensor and such additional insureds without at least ten (10) days’ prior written notice thereto.

Licensee hereby releases Licensor, its officers, partners, members, consultants, employees, agents, parent companies, subsidiaries, affiliates, and all others claiming by, under or through Licensor (collectively, the “Licensor Parties”) with respect to any claim which it might otherwise have against any of the Licensor Parties with respect to Licensee’s use of the Property, including without limitation personal injury, illness, death and loss, damage or destruction of or to its property.

8.

Compliance with Law. Licensee shall at all times during the Term hereof and for such further time as Licensee shall occupy the Property or any part thereof, comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Property and any use being conducted therein.

9.

Indemnification. Licensee shall at all times during the Term and for such further time as Licensee shall occupy the Property or any part thereof, save the Licensor Parties harmless, and exonerate and indemnify and defend the Licensor Parties from and against any and all claims, liabilities or penalties asserted by or on behalf of Licensee or any other person, firm, corporation or public authority on account of nuisance or injury, death, damage or loss to person or property in or upon the Property arising out of the use or occupancy of the Property by Licensee or by any person claiming by, through or under Licensee (including, without limitation, all patrons, employees, contractors and agents of Licensee), or arising out of any delivery to or service supplied to the Property on behalf of Licensee, or arising out of labor disputes with Licensee’s employees or strikes, picketing or other similar actions, or on account of or based upon anything whatsoever done on the Property or property adjacent to the Property, or on account of Licensee’s failure to comply with any of its obligations under this Agreement. In respect of all of the foregoing, and any other indemnification obligations of Licensee provided for under this Agreement, Licensee shall indemnify and defend the Licensor Parties from and against all costs, expenses (including without limitation reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against any of the Licensor Parties by reason of any such claim, In connection therewith, Licensee shall employ counsel therefor reasonably satisfactory to Licensor.

Licensee shall pay promptly when due the entire cost of any work or services performed on behalf of Licensee so that the Property shall at all times be free of liens for labor and materials on account thereof. In addition, Licensee shall indemnify, defend and save the Licensor Parties harmless from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

Licensor shall not be liable for interruptions in services provided hereunder due to circumstances outside of its reasonable control including acts of force majeure or the acts or omissions of third parties including Licensor.

10.

Licensee’s Risk. Licensee shall, at all times during the Term hereof and for such further time as Licensee shall use the Property or any part thereof, keep all effects and property of every kind, nature and description of Licensee and of all persons claiming by, through or under Licensee which, during the continuance of this Agreement or any use of the Property by Licensee or anyone claiming under Licensee, may be on the Property, at the sole risk and hazard of Licensee, and if the same shall be lost or damaged by any cause, no part of said loss or damage is to be charged to or to be borne by Licensor.

11.

Yield Up. At the expiration of the Term, Licensee shall remove all of its personal property and equipment from the Property; repair all damage caused by such removal and yield up the Property, in the same condition it was in at the commencement of the Term of this Agreement. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Licensor in such manner as Licensor shall determine and Licensee shall pay Licensor the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Property. Licensee shall further indemnify Licensor against all loss, cost and damage resulting from Licensee’s failure and delay in surrendering the Property as above provided.

12.

Assignment. Licensee’s rights under this Agreement are personal to Licensee exclusively. Licensee shall not assign, pledge or otherwise transfer this Agreement or Licensee’s rights herein, not sub-license or otherwise underlet or allow any party other than Licensee to use or occupy the Property, in whole or in part, whether directly or indirectly, voluntarily, involuntarily or by operation of law. For purposes of this Section 12, an assignment shall be deemed to include any change in control of Licensee or any transaction pursuant to which Licensee is merged or consolidated with another entity or pursuant to which all or substantially all of Licensee’s assets are transferred to any other entity, Changes in control of Licensee shall include, without limitation, transfers (by one or more transfers) of the stock or partnership or beneficial interests or other evidences of ownership of Licensee or the issuance of additional stock or partnership or beneficial interests or other indicia of ownership in Licensee.

13.	Alterations. Licensee shall not make any installations, alterations or additions in, to or on the Property.

14.

Nuisance, Etc. Licensee shall not injure, deface or otherwise harm the Property; nor commit any nuisance; nor make, allow or suffer any waste; nor make any use of the Property which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Licensor’s insurance; not interfere with the use, operation and/or enjoyment of the Property or appurtenances of any tenants, occupants or other users of the Building.

15.

Hazardous Waste. Licensee shall not introduce on or transfer to the Property, any hazardous materials (as hereinafter defined) nor generate, store, use, release, spill or dispose of any hazardous materials in or on the Property (except for fuel stored in vehicles for the operation of such vehicles); and Licensee shall not commit or suffer to be committed in or on the Property any act which would require any reporting or filing of any notice with any governmental agency pursuant to any statutes, laws, codes, ordinances, rules or regulations, present or future, applicable to the Property or to hazardous materials.

Licensee agrees that if it or anyone claiming under it shall generate, store, release, spill, dispose of or transfer to the Property any hazardous materials, it shall forthwith remove the same, at its sole cost and expense, in the manner provided by all applicable Environmental Laws, regardless of when such hazardous materials shall be discovered. Furthermore, Licensee shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any such hazardous materials and shall forthwith repair and restore any portion of the Property which it shall disturb in so removing any such hazardous materials to the condition which existed prior to Licensee’s disturbance thereof.

Licensee agrees to deliver promptly to Licensor any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental Laws or with respect to any hazardous materials affecting the Property or property located thereon.

For purposes of this Agreement, the term “hazardous materials” shall mean and include any oils, petroleum products, asbestos and any other toxic or hazardous wastes, materials and substances which are defined, determined or identified as such in any Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws.

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

The obligations of Licensee contained in this Section 15, as well as all indemnification obligations of Licensee hereunder, shall survive the expiration or termination of this Agreement.

16.

Default. Licensee’s failure to observe or perform any covenant or agreement contained herein on Licensee’s part to be observed or performed, after Licensor shall have given Licensee twenty-four (24) hours’ notice of such non-observance or non-performance, shall constitute a default hereunder. In the event of a default hereunder, in addition to all other remedies available at law or in equity, Licensor shall be entitled to immediately revoke the license granted thereby.

17.

No Estate Conveyed. This Agreement does not and shall not be deemed to (i) constitute a lease or a conveyance of personal or real property by Licensor to Licensee or (ii) confer upon Licensee any right, title estate or interest in the Property. This Agreement grants to Licensee only a personal privilege revocable by Licensor on the terms set forth herein. All amounts unpaid after the date due hereunder shall bear interest at an annual rate of six (6) percentage points above the prime rate or reference rate announced publicly by Citibank, N.A. as adjusted from time to time.

18.	Notices. All notices or other communications required or permitted hereunder shall be in writing and delivered pursuant to the notice terms of the PSA.

19.

Brokers. Licensor and Licensee each represent and warrant to each other that it has not dealt with any brokers or other parties entitled to a fee or commission in connection with the negotiation or execution of this Agreement. Licensor and Licensee shall indemnify and hold each other harmless against any loss, claim, damage, liability or expense (including reasonable attorney’s fees) incurred as a result of a breach of the representation or warranty under this paragraph.

20.

Limitation on Liability. Licensor shall not be liable for any interruptions in services due to circumstances beyond its reasonable control. In the event of any breach or default by Licensor, Licensee agrees to look solely to the equity interest of Licensor in and to the Building with respect to the satisfaction of any liability or claim against Licensor, it being specifically agreed that in no event whatsoever shall Licensor (which term shall include without limitation any partners, members, stockholders, employees, officers, directors or agents of Licensor) ever be personally liable for any such liability or claim. Under no circumstances shall Licensor ever be liable hereunder for any consequential, special or punitive damages.

21.

Licensor’s Access. Licensor shall have access to the Property for purposes of enforcing its rights or performing its obligations hereunder, and/or to showing the Property in connection with the use thereof upon the expiration of the Term, in each case on not less than twenty-four (24) hours’ advance notice to Licensee (which notice may be given by telephone or email to Licensee notwithstanding anything to the contrary contained herein) and provided that in the event of an emergency Licensor may have such access as shall be reasonable under the circumstances.

22.

Authority. Each of Licensor and Licensee represents and warrants to the other that it has the full right, power and authority to enter into this Agreement, and to perform and give full effect to its respective obligations under this Agreement, without the consent or joinder of any third party. Each of the natural persons signing this instrument on behalf of Licensor or Licensee, respectively, represents that such person has the authority to sign this instrument and to accordingly bind Licensor or Licensee, as applicable.

23.

Severability. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder hereof, or the application of such term or provision to persons, properties or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision hereof shall be valid and enforced to the fullest extent permitted by law.

24.	Successors or Assigns. The covenants and agreements herein contained shall bind and inure to the benefit of Licensor and Licensee and their respective successors and assigns.

25.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

26.	Amendment to this Agreement. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

27.	Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

28.	Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement, as a sealed instrument, as of the day and year first above written.

LICENSOR:

, a Massachusetts limited liability company

By:

By:

Name:
Its:

LICENSEE:

SEACHANGE INTERNATIONAL, INC., a Delaware corporation

By:
Name:
Its: